Exhibit 10.46

Amendment to Employment and Severance Benefits Agreement

Amendment to Employment Agreement (this “Amendment”), dated as of December 30, 2008, by and between Scientific Games Corporation, a Delaware corporation (the “Company”), and Ira H. Raphaelson (“Executive”).

WHEREAS, Executive has been employed pursuant to an Employment and Severance Benefits Agreement dated as of December 15, 2005 by and between the Company and Executive (the “2005 Agreement”), as amended by a letter agreement dated August 2, 2006 (the “August 2006 Amendment”) and as amended further by a letter agreement dated October 6, 2008 (the “October 2008 Amendment” and, collectively with the 2005 Agreement and the August 2006 Amendment, the “Employment Agreement”); and

WHEREAS, the Company and Executive desire to amend the Employment Agreement as set forth herein to bring the Employment Agreement into compliance with Section 409A of the Internal Revenue Code of 1986 and the regulations and Treasury guidance thereunder; and

WHEREAS, the amendments contemplated hereby are intended to bring the timing of, and certain procedural aspects with respect to, certain payments under the Employment Agreement into compliance with Section 409A but not to otherwise affect Executive’s right to such payments.

NOW THEREFORE, in consideration of the premises and the mutual benefits to be derived herefrom and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.             Section 8(b)(iii) of the Employment Agreement is hereby amended to replace the initial clause “Commencing on the six month anniversary of the Termination Date” with “Commencing on the first payroll following the Termination Date”.

2.             The second sentence of Section 8(c) is hereby amended to (a) delete the words commencing with “it will pay to Executive” and ending with the word “provided” and replacing such words with “it shall reimburse Executive on an after-tax basis for the costs he incurs in obtaining the benefits that are reasonably comparable to the benefits the Company would otherwise provide” and (b) delete the portion of the sentence after the semicolon and substitute a period for the semicolon.

3.             Section 21 of the Employment Agreement is hereby amended by inserting the following three sentences after the first sentence thereof:

“The Company shall provide Executive with the proposed form of release referred to in the immediately preceding sentence no later than two days following the Termination Date.  The Executive shall have 21 days to consider the release and if he executes the release, shall have seven (7) days after execution of the release to revoke the release, and, absent such revocation, the release shall become binding.  Provided Executive does not revoke the release, payments contingent on the release (if any) shall be paid no earlier than eight (8) days after execution thereof in accordance with the applicable provisions herein.”

4.             Clause 2 of the provisions of the October 2008 Amendment under the caption “Termination in connection with Change in Control” is hereby amended by deleting the end of such clause 2 commencing with “in a lump sum” and replacing such portion of clause 2 with the following:

“in equal monthly installments over a period of twenty-four (24) months commencing with the first payroll following the Termination Date;  provided, however, to the extent that such amount is exempt from Section 409A and/or if such Change in Control constitutes a change in ownership, change in effective control or a change in ownership of a substantial portion of the assets of the Company under Regulation Section 1.409A-3(i)(5), the foregoing amount shall be paid in a lump sum in accordance with the provisions set forth under the caption “Timing of Certain Payments” below;”

5.             The provisions of the October 2008 Amendment under the caption “Timing of Certain Payments” are hereby amended to (a) delete the portion of the provision after the semicolon and substitute a period for the semicolon and (b) add the following sentences at the end of the provision:

“The Company makes no representations regarding the tax implications of the compensation and benefits to be paid to you under the Agreement, including, without limit, under Section 409A and applicable guidance and regulations thereunder.  Notwithstanding anything herein to the contrary, if (i) at the time of your “separation from service” (as defined in Treas. Reg. Section 1.409A-1(h)) with the Company other than as a result of your death, (ii) you are a “specified employee” (as defined in Section 409A(a)(2)(B)(i) of the Code), (iii) one or more of the payments or benefits received or to be received by you pursuant to the Agreement would constitute deferred compensation subject to Section 409A, and (iv) the deferral of the commencement of any such payments or benefits otherwise payable hereunder as a result of such separation of service is necessary in order to prevent any accelerated or additional tax under Section 409A of the Code, then the Company will defer the commencement of the payment of any such payments or benefits hereunder to the extent necessary (without any reduction in such payments or benefits ultimately paid or provided to you) until the date that is six (6) months following your separation from service with the Company (or the earliest date as is permitted under Section 409A of the Code).  Any payment deferred during such six-month period shall be thereafter immediately paid in a lump sum.  Any remaining payments or benefits shall be made as otherwise scheduled under the Agreement.  Furthermore, to the extent any other payments of money or other benefits due to you hereunder could cause the application of an accelerated or additional tax under Section 409A of the Code, such payments or other benefits shall be deferred if deferral will make such payment or other benefits compliant under Section 409A of the Code, or otherwise such payment or other benefits shall be restructured, to the extent possible, in a manner determined by the Company that does not cause such an accelerated or additional tax.  To the extent any reimbursements or in-kind benefits due to you under the Agreement constitute deferred compensation under Section 409A of the Code, any such reimbursements or in-kind benefits shall be paid to you in a manner consistent with Treas. Reg. Section 1.409A-3(i)(1)(iv).  Any cash payment made on an after-tax basis that involves a reimbursement of taxes, including any that may be required under Section 8(c) of the Agreement, may be made as soon as the Company receives the information necessary for such purpose but in no event later than the end of the calendar year following the year other taxes are remitted to the taxing authority.  Each payment made under the Agreement shall be designated as a “separate payment” within the meaning of Section 409A of the Code.”

6.             Employment Agreement.  Except as set forth in this Amendment, all other terms and conditions of the Employment Agreement shall remain unchanged and in full force and effect.

7.             Counterparts.  This Amendment may be executed in one or more counterparts, each of which shall for all purposes be deemed to be an original and all of which shall constitute the same instrument.

8.             Headings.  The headings of the paragraphs herein are included solely for convenience of reference and shall not control the meaning or interpretation of any provision of this Amendment.

IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment to be executed on its behalf as of the date first above written.

SCIENTIFIC GAMES CORPORATION

By:	/s/ DeWayne Laird
Name:	DeWayne Laird
Title:	Vice President and Chief Financial Officer

/s/ Ira H. Raphaelson
Ira H. Raphaelson